UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 8, 2007
HOMELAND ENERGY SOLUTIONS, LLC
(Exact name of small business issuer as specified in its charter)

Iowa	333-135967	20-3919356
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification No.)
incorporation or organization)

106 W. Main Street, Riceville, IA		50466
(Address of principal executive offices)		(Zip Code)
(641) 985-4025
(Issuer’s telephone number)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
SIGNATURES

Item 1.01 Entry into a Material Definitive Agreement
     Homeland Energy Solutions, LLC (“Homeland Energy”) entered into a Project Development Assistance Agreement (“Agreement”) with Burns & McDonnell, (“B&Mc”), on January 8, 2007. Pursuant to the Agreement, B&Mc will provide support for the development of the ethanol and co-product facility near New Hampton, Iowa using a coal gasification facility as the source of energy. B&Mc will utilize professionals from Hill & Associates and Econo-Power International Corporation in supporting the completion of this effort.
     Under the Agreement, B&Mc will arrange a trip to China to visit facilities currently operating using coal-gasification systems, prepare cost estimates for and preliminary design of the coal gasification system, including but not limited to a Process Flow Diagram, Piping and Instrumentation Diagram, Electrical Single Line Diagrams, General Arrangement Drawings, Equipment Data Sheets, Equipment List, and Gasifier General Arrangements. In addition, B&Mc will prepare cost estimates and preliminary designs for certain systems outside of the coal gasification system, including but not limited to an Overall Site Plan, Coal Handling System and Rail Loop/Spur.
     B&Mc expects to complete all tasks described in the agreement within a fourteen (14) week time period beginning with the notice to proceed from Homeland Energy. The estimated total cost of the services is $461,750, excluding the cost of travel to China to research currently operating coal-burning gasification facilities. The cost for the trip to China is estimated to be $7,200 per person.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC
Date: January 11, 2007	/s/ Stephen Eastman
Stephen Eastman
President (Principal Executive Officer)